News Release

AGL Resources Reports Strong First Quarter 2015 Earnings

•	1Q15 adjusted EPS excluding wholesale services of $1.34, compared to $1.32 in 1Q14

•	1Q15 EPS from continuing operations of $1.62, compared to record EPS of $2.81 in 1Q14

•
On a weather-normalized basis, all business segments reported higher year-over-year results, with the exception of wholesale services which posted strong earnings in 1Q15 compared to record earnings in 1Q14

•	Diluted EPS guidance range for 2015 affirmed at $2.85 - $3.10 on a consolidated basis and $2.70 -$2.80 excluding wholesale services (guidance range revised upward on 3/25/2015)

ATLANTA, April 28, 2015 -- AGL Resources Inc. (NYSE: GAS) today reported first quarter 2015 income from continuing operations excluding wholesale services of $159 million, or $1.34 per diluted share, compared to $157 million, or $1.32 per diluted share in the first quarter of 2014. On a consolidated basis, income from continuing operations attributable to AGL Resources Inc. was $193 million, or $1.62 per share, compared to $334 million, or $2.81 per share in the first quarter of 2014.

“In line with the higher 2015 EPS guidance range announced in March, AGL Resources’ strong first-quarter results reflect growth in our core utility business, enhanced earnings across distribution and retail related to colder-than-normal weather and exceptional first quarter results from wholesale services. When normalizing the positive impacts of colder-than-normal weather experienced in the first quarters of both 2015 and 2014, EBIT in the distribution segment improved by approximately $6 million, driven by higher infrastructure investment margin and customer growth. Our retail and midstream segments also improved year-over-year,” said Andrew W. Evans, AGL Resources’ Executive Vice President and Chief Financial Officer. “In addition, we had excellent performance from our wholesale services segment, with reported EBIT of $56 million and economic earnings of $89 million during the first quarter of the year. As previously indicated, we expect to generate consolidated EPS in 2015 of $2.85 to $3.10, and $2.70 to $2.80 excluding wholesale services.”

“Our first-quarter performance supports our strategy of generating a predictable, attractive earnings stream for our shareholders,” said John W. Somerhalder II, AGL Resources’ Chairman, President and Chief Executive Officer. “We continue to invest in utility projects that drive rate base growth with minimal regulatory lag, as well as interstate pipeline projects supported by long-term contracts. As we execute on these plans and effectively manage our complementary portfolio of assets, we expect to generate long-term average annual EPS growth of 6% to 9% through 2019.”

First Quarter EPS and Adjusted EPS Results

Diluted EPS	2015	2014	Variance
Consolidated GAAP	$1.62	$2.38	$(0.76)
Continuing operations (1)	1.62	2.81	(1.19)
Continuing operations, excluding wholesale services	$1.34	$1.32	$0.02
(1)	Excludes discontinued operations, primarily Tropical Shipping, the sale of which resulted in diluted EPS reduction of $0.43 for the first quarter of 2014.

First Quarter EBIT Results by Segment for Continuing Operations
(in millions)	1Q15 EBIT	1Q14 EBIT	Variance	% FY15 Operating EBIT Contribution
Distribution operations (1)	$228	$229	$(1)	62%
Retail operations (2)	87	80	7	23
Wholesale services (3)	56	291	(235)	15
Midstream operations	(2)	(3)	1	n/a
Other	(2)	(2)	-	n/a
Total	$367	$595	$(228)	100%
(1)	Colder-than-normal weather positively impacted results by $9 million and $16 million in 1Q15 and 1Q14, respectively.
(2)
Colder-than-normal weather positively impacted results by $10 million and $14 million in 1Q15 and 1Q14, respectively. Retail operations results for 1Q15 include recovery of $11 million of hedge losses and LOCOM adjustments from 2014 that were recorded in the first quarter of 2015. Before minority interest of $12 million for 2015 and 2014.

(3)
Average annual economic earnings expectation for the Wholesale Services segment is approximately $50 million; 1Q15 and 1Q14 results reflect Sequent’s ability to generate significant upside in periods of market volatility.

The primary drivers of the year-over-year decline in diluted EPS from continuing operations include the following:

•
Commercial activity in the wholesale services segment of $113 million in the first quarter of 2015, compared to $375 million in the first quarter of 2014. The change in commercial activity was driven by lower volatility in natural gas commodity and transportation prices compared to prior year record commercial activity resulting from extremely cold temperatures in 2014; and

•
First quarter 2015 weather was colder-than-normal, resulting in additional margin of $19 million across the distribution operations and retail operations segments; this compares to additional first quarter 2014 margin of $30 million related to significantly colder-than-normal weather.

These decreases were partially offset by:

•	Increased revenues from regulatory infrastructure replacement programs and customer growth in the distribution operations segment;
•
Higher EBIT at retail operations mainly from higher margin related to expanded markets and favorable retail margins in Georgia. During the first quarter of 2015, the retail operations segment recovered $8 million of mark-to-market hedge losses and $3 million of lower-of-cost-or-market (LOCOM) adjustments that were recorded during 2014. The remaining $5 million of hedge losses that were recorded in 2014 are expected to be recovered by the end of the year;

•	Lower mark-to-market accounting hedge losses, net of inventory adjustments, at wholesale services of $32 million in the current year, compared to $47 million in the first quarter of 2014; and
•	Lower incentive compensation expense of $16 million year-over-year, primarily at wholesale services where a fixed percentage of earnings is paid, related to lower earnings compared to prior year.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•	Interest expense was $44 million for the first quarter of 2015, a decrease of $2 million compared to the first quarter of 2014.
•	Income tax expense for the first quarter of 2015 was $118 million, compared to $203 million for the same period in 2014, primarily due to lower earnings relative to the prior year.
•
Net income attributable to minority interest was $12 million in each of the first quarters of 2015 and 2014. This reflects the 15% share earnings attributable to our SouthStar Energy Services joint venture partner (Piedmont Natural Gas).

2015 EARNINGS GUIDANCE

AGL Resources expects its consolidated diluted EPS in 2015 to be in the range of $2.85 to $3.10, excluding mark-to-market hedge movements for 2016 and forward positions. Adjusted 2015 earnings per share excluding wholesale services are expected to be in the range of $2.70 to $2.80. Adjusted EPS guidance excludes the wholesale services segment to remove earnings volatility created by mark-to-market accounting in this segment, and to better describe the underlying earnings drivers and results from our other operating segments.

The wholesale services segment is expected to generate economic earnings in the range of $80 million to $110 million in 2015 (substantially higher than annual average expectation of $50 million). However, EPS on a GAAP basis in the wholesale services segment is expected to be approximately $0.15-$0.30 per share, reflecting the impact of hedge gains in 2014 related to 2015 transactions. The wholesale services EPS estimate excludes mark-to-market movements that may impact EPS in 2015. Reported EBIT for the wholesale services segment will be provided each quarter along with a reconciliation to economic earnings.

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2015 significantly above or below this guidance. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its first quarter 2015 results on April 28, 2015, at 4 p.m. Eastern Time. The conference call will be webcast and can be accessed via the Investor Relations section of the company's website (www.aglresources.com). Participants also may listen via telephone by dialing 877.474.9502 if calling from the U.S., or 857.244.7555 if dialing from outside of the U.S. (Passcode: 20021194). For participants on the telephone, please place your call 10 minutes prior to the start of the call.

The webcast will be archived on the Investor Relations section of the company's website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 11746390).

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a member of the S&P 500 Index.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quotes from Andrew W. Evans and John W. Somerhalder II, statements regarding 2015 financial performance of our wholesale services segment, our segment EBIT expectations and our 2015 earnings guidance and related expectations and assumptions.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We disclaim any obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under United States federal securities law.

Supplemental Information

Company management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes the impact of our wholesale services segment and our discontinued operations. The company believes presenting EPS excluding wholesale services provides investors with an additional measure of operating performance excluding the volatility effects resulting from mark-to-market and LOCOM accounting adjustments in the wholesale services segment. In addition, income (loss) related to the sale of Tropical Shipping is reflected as discontinued operations, and the company believes excluding the impacts of discontinued operations provides a more accurate view of earnings from continuing operations. Details related to these adjustments are included in the management discussion and analysis section of our Annual Report on Form 10-K.

Operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc., operating income or EPS as determined in accordance with GAAP. In addition, the company's operating margin and adjusted EPS may not be comparable to similarly titled measures of another company. Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this release and available on the company's Website at http://www.aglresources.com/ under the Investor Relations section.

 AGL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

		Three months ended March 31,
In millions, except per share amounts	2015	2014	Fav/(Unfav)
Operating revenues (include revenue taxes of $56 and $68 for the three months in 2015 and 2014)	$1,721	$2,462	$(741)
Operating expenses
Cost of goods sold	935	1,400	465
Operation and maintenance	249	289	40
Depreciation and amortization	97	93	(4)
Taxes other than income taxes	76	88	12
Total operating expenses	1,357	1,870	513
Operating income	364	592	(228)
Other income	3	3	-
Interest expense, net	(44)	(46)	2
Income before income taxes	323	549	(226)
Income tax expense	118	203	85
Income from continuing operations	205	346	(141)
Loss from discontinued operations, net of tax	-	(50)	50
Net income	205	296	(91)
Less net income attributable to the noncontrolling interest	12	12	-
Net income attributable to AGL Resources Inc.	$193	$284	$(91)
Amounts attributable to AGL Resources Inc.
Income from continuing operations attributable to AGL Resources Inc.	$193	$334	$(141)
Loss from discontinued operations, net of tax	-	(50)	50
Net income attributable to AGL Resources Inc.	$193	$284	$(91)
Basic earnings (loss) per common share
Continuing operations	$1.62	$2.82	$(1.20)
Discontinued operations	-	(0.43)	0.43
Basic earnings per common share attributable to AGL Resources Inc.	$1.62	$2.39	$(0.77)
Diluted earnings (loss) per common share
Continuing operations	$1.62	$2.81	$(1.19)
Discontinued operations	-	(0.43)	0.43
Diluted earnings per common share attributable to AGL Resources Inc.	$1.62	$2.38	$(0.76)
Weighted average shares outstanding
Basic	119.3	118.5	(0.8)
Diluted	119.6	118.9	(0.7)

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
 (Unaudited)

Adjusted to exclude wholesale services and discontinued operations:

	Three months ended
	March 31,
	2015	2014
Basic earnings (loss) per share – consolidated	$1.62	$2.39
Less: Wholesale services (per share)	0.28	1.50
Less: Discontinued operations (per share)	-	(0.43)
Basic earnings per share – adjusted for wholesale services and discontinued operations	$1.34	$1.32

	Three months ended
	March 31,
	2015	2014
Diluted earnings (loss) per share – consolidated	$1.62	$2.38
Less: Wholesale services (per share)	0.28	1.49
Less: Discontinued operations (per share)	-	(0.43)
Diluted earnings per share – adjusted for wholesale services and discontinued operations	$1.34	$1.32

AGL Resources Inc.
Reconciliation of Wholesale Services’ Reported EBIT to Economic Earnings
 (Unaudited)

	Three months ended
	March 31,
	2015	2014
Wholesale services EBIT reported on a GAAP basis	$56	$291
Current quarter and prior year-end realized storage roll-out, net	16	(16)
Current transportation and hedge movement, net of prior period hedge offset	16	(4)
Deferred incentive compensation	1	-
Economic Earnings	$89	$271

Contacts:

Financial
Sarah Stashak
Director, Investor Relations
Office: 404-584-4577
sstashak@aglresources.com

Media
Tami Gerke
Director, External Communications
Office: 404-584-3873
tgerke@aglresources.com